Exhibit 23.1




                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]




INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement No. 333-3042 of UnionBanCal Corporation on Form S-8 of our report dated January 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for previously recognized goodwill and other intangible assets), appearing in the Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 2002, and of our report dated October 22, 2003 appearing in the Annual Report on Form 11-K of the Union Bank of California, N.A. 401(k) Plan and Trust for the year ended December 31, 2002.


/S/ DELOITTE & TOUCHE LLP

San Francisco, California
October 23, 2003